[Q&B LETTERHEAD]

Direct Dial: (414) 277-5677
E-Mail: caj@quarles.com

August 28, 1998


The AAL Mutual Funds
222 West College Avenue
Appleton, WI 54919

Gentlemen:

         In connection with the filing of Post-Effective Amendment No. 29 to the registration statement of the AAL Mutual Funds (the "Fund"), a Massachusetts business trust which is registered as a series open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), you have requested that we furnish you with the following opinion and consent regarding the legality of shares offered by the Fund. We understand our opinion will be used in connection with and filed as an exhibit to The Fund=s registration statement on Form N-1A (the "Registration Statement"), as part of said Post-Effective Amendment No. 29 which will be filed with the Securities and Exchange Commission on or about August 31, 1998.

         We understand that the shares have been, and continue to be, offered to the public in the manner and on the terms identified and referred to in the Fund=s Registration Statement and all amendments thereto filed with the Securities and Exchange Commission as registration number 33-12911 under the Securities Act of 1933 (the "1933 Act") and file number 811-5075 under the 1940 Act. For the purposes of rendering this opinion, we have examined originals or electrostatic copies of such documents as we considered necessary, including those listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

         The documents we have examined are:

         1.       The Registration Statement and all amendments thereto;

         2. The Declaration of Trust dated March 10, 1987, as filed with the Office of the Secretary of State for the Commonwealth of Massachusetts on March 13, 1987; and

         3. Designations of the Board of Trustees of the various series and classes of shares offered by the Fund during the fiscal year ended April 30, 1998.

         Based upon and subject to the foregoing, after having given due regard to such issues of law as we deemed relevant, and assuming that:

         1. Each Prospectus which is part of the Registration Statement and your Prospectus delivery procedures with respect thereto fulfilled all the requirements of the 1933 Act and the 1940 Act throughout all periods relevant to this opinion;

         2. All offers and sales of the Fund's shares were made in a manner complying with terms of the Registration Statement;

         3. All offers and sales of the Fund=s shares were made in compliance with the securities laws of the states having jurisdiction thereof; and

         4. Each agreement, obligation or contract entered into by the Fund contains a notice that the Declaration of Trust disclaims personal liability of the shareholders, trustees and their agents for payment under any credit extended to, contract with or claim against the Fund. We are of the opinion that the Fund=s shares were when issued, legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 29 to the Registration Statement to be filed with the Securities and Exchange Commission on or about August 31, 1998.

                                                           Very truly yours,

                                                           /s/ Quarles & Brady

                                                           QUARLES & BRADY

CAJ:s2w
Enclosures